CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement (Form S-8) pertaining to the 1995 Directors' Stock and Option Plan and the 1995 Restricted Stock Plan of Grossman's Inc. and to the incorporation by reference therein and in the related prospectuses of our report dated January 31, 1995, with respect to the consolidated financial statements and schedule of Grossman's Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.


                                                ERNST & YOUNG LLP


Boston, Massachusetts
April 20, 1995